Exhibit 2.1

AMENDMENT NO. 1 TO STOCK PURCHASE AGREEMENT

This Amendment No. 1 to Stock Purchase Agreement (the “Amendment”), dated as of April __, 2023, is made and entered into on the terms and conditions hereinafter set forth, by and among Envigo Global Services Inc. (“Buyer”), Inotiv, Inc. (“Parent,” and together with Buyer, “Inotiv”), and Orient Bio, Inc. (“Seller”). Unless otherwise specifically defined herein, each term used herein which is defined in that certain Stock Purchase Agreement by and among Buyer, Parent, and Seller dated January 27, 2022 (the “SPA”) shall have the same meaning assigned to such term in the SPA.

WITNESSETH

WHEREAS, on or about January 27, 2022, the Parties entered into the SPA pursuant to which Inotiv purchased Orient BioResource Center, Inc. (the “Company”) from Seller; and

WHEREAS, Pursuant to Section 7.7 of the Agreement, a $3,700,000 Parent Payable is due to Seller at the expiration of the Deferred Payment Period, which is set to conclude on July 27, 2023; and

WHEREAS, all parties hereto wish to extend the Deferred Payment Period by one (1) year, such that the expiration of the Deferred Payment Period will occur on July 27, 2024;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and pursuant to Section 10.12 of the SPA, the parties hereto agree as follows:

1.The definition of “Deferred Payment Period” in the SPA shall be deleted in its entirety and replaced with the following:

“Deferred Payment Period” means the period beginning on the Closing Date and ending on the date that is one (1) year after the Expiration Date.

2.This Amendment shall become effective on the date that Inotiv shall have received counterparts to this Amendment, duly executed by Buyer, Parent, and Seller (the “Effective Date”).

3.This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.This Amendment and the SPA constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party to the SPA, nor alter, modify, amend, or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the SPA, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

5.In case any provision in this Amendment shall be deemed invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed and delivered by their duly authorized representatives as of the Effective Date:

ENVIGO GLOBAL SERVICES INC.

By:
Name:
Title:
Date:

INOTIV, INC.

By:
Name:
Title:
Date:

ORIENT BIO, INC.

By:
Name:
Title:
Date: